Exhibit 10.2

Summary of the Registrant's Compensatory Arrangements with Executive Officers

Name and Title	Base Salary for 2016
F. Thomson Leighton Chief Executive Officer	$1
James Benson Chief Financial Officer	$480,000
Robert Blumofe Executive Vice President - Platform	$475,000
James Gemmell Executive Vice President - CHRO	$425,000
Melanie Haratunian Executive Vice President and General Counsel	$450,000
Rick McConnell President - Products and Development	$550,000
William Wheaton EVP - Media	$420,000